Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

Q1 2016 OVERVIEW
·	Revenue totaled $13.0 million, compared to $14.0 million in Q1 2015.
·	Gross profit rose 10% to $3.6 million, or 27.9% of revenue, from $3.3 million, or 23.5% of revenue, in Q1 2015.
·	EBITDA totaled $0.4 million, up from an EBITDA loss of $0.2 million in Q1 2015.
·	Adjusted EBITDA increased to $0.8 million from approximately breakeven adjusted EBITDA in Q1 2015.
·	Net income equaled $0.1 million, or $0.01 per diluted share, compared to a net loss of $0.5 million, or $(0.03) per diluted share, in Q1 2015.
·	Backlog expanded significantly with the sale of three full scope nuclear simulator systems in March 2016.
·	Orders rose approximately 120% to $39.8 million from $18.1 million in Q1 2015.
·	Continued to invest in resources for growth, including the appointment of Sean Fuller as Senior Vice President of Sales in March 2016.
At March 31, 2016
·	Cash and equivalents of $11.2 million, or $0.62 per diluted share, excluding $3.6 million of restricted cash.
·	Working capital of $9.8 million and current ratio of 1.5x.
·	$0 long-term debt.
·	Book to Bill of 3.0x.
·	Backlog increased 56% to $74.5 million, the highest level in company history, from $47.9 million at December 31, 2015.

Sykesville, MD – May 16, 2016 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), the world leader in real‑time high‑fidelity simulation systems and training solutions to the power and process industries, today announced financial results for the first quarter ("Q1") ended March 31, 2016..

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "We are pleased to report GSE's second consecutive quarter of positive adjusted EBITDA, operating income and net earnings, in spite of having an extraordinary charge impacting results.  In Q1 2016, GSE recorded higher gross margins and lower operating expenses, reflecting our efforts to reduce costs and focus on project profitability.  GSE's backlog expanded significantly during the quarter, reaching a record $75 million at the end of March, driven by the sale of three full scope nuclear simulator systems to a longstanding client.  We are optimistic that our operating performance will continue to improve over 2015 results as growth initiatives take hold and backlog converts to sales.  While quarter-to-quarter variability can be expected, we expect to deliver positive adjusted EBITDA for full year 2016.  We are in the process of finalizing our strategic growth plan and I remain enthusiastic about the opportunities not only in our existing businesses, but also in adjacent markets.  Our strong balance sheet provides us with financial flexibility to pursue growth initiatives that we believe will drive shareholder value."

Q1 2016 RESULTS
Q1 2016 revenue decreased 7% to $13.0 million from $14.0 million in Q1 2015, reflecting relatively flat Performance Improvement Solutions revenue, and a 20% decrease in Nuclear Industry Training and Consulting revenue due to a focus on lower revenue but higher margin assignments.
(in thousands)	Three Months ended March 31,
Contract Revenue:	2016	2015
	(unaudited)	(unaudited)
Performance Improvement Solutions	$8,843	$8,833
Nuclear Industry Training and Consulting	4,133	5,180
Total Contract Revenue	$12,976	$14,013

Performance Improvement Solutions orders totaled $34.8 million in Q1 2016 compared to $11.1 million in Q1 2015.  Nuclear Industry Training and Consulting orders totaled $5.0 million in Q1 2016 compared to $7.0 million in Q1 2015.

Q1 2016 gross profit grew by 10% to $3.6 million, or 27.9% of revenue, from $3.3 million, or 23.5% of revenue, in Q1 2015.

(in thousands)	Three Months ended March 31,
Gross Profit:	2016	%	2015	%
	(unaudited)		(unaudited)
Performance Improvement Solutions	$3,145	35.6%	$2,777	31.4%
Nuclear Industry Training and Consulting	479	11.6%	517	10.0%
Total Gross Profit	$3,624	27.9%	$3,294	23.5%

Performance Improvement Solutions gross profit for Q1 2016 was $3.1 million, or 35.6% gross margin, up from $2.8 million, or 31.4% gross margin, in Q1 2015.  Nuclear Industry Training and Consulting gross profit for Q1 2016 was $0.5 million, or 11.6% gross margin, compared to $0.5 million, or 10.0% gross margin, in Q1 2015.

Selling, general & administrative expenses in Q1 2016 decreased 5% to $3.1 million, or 24.0% of revenue, from $3.3 million, or 23.3% of revenue, in Q1 2015.

Operating income for Q1 2016 was $0.2 million compared to an operating loss of $0.3 million in Q1 2015.

Net income for Q1 2016 was $0.1 million, or $0.01 per basic and diluted share, compared to a net loss of $0.5 million, or $(0.03) per basic and diluted share, in Q1 2015.

EBITDA (Earnings before interest, taxes, depreciation and amortization) for Q1 2016 was $0.4 million compared to an EBITDA loss of $0.2 million in Q1 2015.

Adjusted EBITDA, which excludes gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, and consulting support for revenue recognition analysis, increased to $0.8 million in Q1 2016 from approximately breakeven adjusted EBITDA Q1 2015.

Backlog at March 31, 2016 increased 56% to $74.5 million from $47.9 million at December 31, 2015.  Backlog at March 31, 2016 included $67.6 million of Performance Improvement Solutions backlog and $6.9 million of Nuclear Industry Training and Consulting backlog.

GSE's cash position at March 31, 2016 was $11.2 million, excluding $3.6 million of restricted cash, as compared to $11.1 million, excluding $3.6 million of restricted cash, at December 31, 2015.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 results and other matters.

Interested parties may participate in the call by dialing:
·	(877) 407-9753 (Domestic) or
·	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174943

For those who cannot listen to the live broadcast, an online webcast replay will be available through June 15, 2016 at www.gses.com or via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174943

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Devin Sullivan
Interim Chief Operating Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7802	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended
	March 31,
	2016	2015
	(unaudited)	(unaudited)
Contract revenue	$12,976	$14,013
Cost of revenue	9,352	10,719

Gross profit	3,624	3,294

Selling, general and administrative	3,111	3,269
Restructuring charges	125	97
Depreciation	100	129
Amortization of definite-lived intangible assets	73	123
Operating expenses	3,409	3,618

Operating income (loss)	215	(324)

Interest income, net	27	27
Loss on derivative instruments, net	(118)	(48)
Other income (expense), net	102	(39)

Income (loss) before income taxes	226	(384)

Provision for income taxes	88	88

Net income (loss)	$138	$(472)

Basic earnings (loss) per common share	$0.01	$(0.03)
Diluted earnings (loss) per common share	$0.01	$(0.03)

Weighted average shares outstanding - Basic	17,912,045	17,887,859
Weighted average shares outstanding - Diluted	18,133,742	17,887,859

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)
	(unaudited)	(audited)
	March 31, 2016	December 31, 2015
Cash and cash equivalents	$11,225	$11,084
Restricted cash – current	1,877	1,771
Current assets	28,816	28,414
Long-term restricted cash	1,734	1,779
Total assets	39,628	39,371

Current liabilities	$18,989	$19,708
Long-term liabilities	1,833	1,295
Stockholders' equity	18,806	18,368

EBITDA and Adjusted EBITDA Reconciliation (in thousands)
EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	(unaudited)
	Three Months ended
	March 31,
	2016	2015
Net income (loss)	$138	$(472)
Interest income, net	(27)	(27)
Provision for income taxes	88	88
Depreciation and amortization	173	252
EBITDA	$372	$(159)

Gain from the change in fair value of contingent consideration	(69)	(80)
Restructuring charges	125	97
Stock-based compensation expense	247	134
Consulting support for revenue recognition analysis	78	-
Adjusted EBITDA	$753	$(8)